Exhibit 99.1

ReGen Biologics Announces Closing of Additional Financing

Concludes Approximately $9 Million Existing Investor Round

Hackensack, NJ – February 17, 2009 – ReGen Biologics (OTC: RGBO) (“ReGen” or the “Company”) announced today that it recently completed the second of a two stage private placement of approximately $1.7 million in common stock for combined gross proceeds of approximately $9 million.  The proceeds will support the launch of the Company’s Menaflex™ collagen meniscus implant device in the U.S., which recently received FDA clearance.

“This financing marks a successful conclusion to the first stage of our U.S. commercialization funding strategy,” said Gerald E. Bisbee, Jr., Ph.D., Chairman and CEO.  “We appreciate the financial support that we have enjoyed from many long-term ReGen investors,” Dr. Bisbee continued.

In the recent closing, ReGen issued approximately 495,000 shares of common stock at $3.50 per share and provided 15% warrant coverage with a five-year term and an exercise price of $1.20 per share.  On a combined basis, the Company received gross proceeds of $8.8 million, issued approximately 2.5 million shares of common stock at $3.50 per share and issued approximately 376,500 warrants exercisable for $1.20 per share.  Investors in the first closing, completed on January 16, 2009 also converted approximately $3 million in previously issued convertible notes payable into 989,000 common shares.

Dr. Bisbee concluded, “Surgeon enthusiasm for training is high and the capital raised from existing investors will provide us the capability to launch the Menaflex product in the U.S., conduct the first wave of surgeon training sessions, sign and support distribution partner agreements in key markets and continue with other important aspects of our commercialization plans.”

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets.  ReGen’s first approved product using its proprietary biological collagen scaffold technology is the Menaflex™ collagen meniscus implant, which is cleared for sale in Europe and other countries and marketed through ReGen’s European subsidiary, ReGen Biologics AG.  ReGen received FDA clearance in the U.S. for the Menaflex device in December 2008.  Visit www.regenbio.com and www.menaflex.com for more information.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2007 annual report on Form 10-K, its most recently issued quarterly report filed on Form 10-Q and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contact:

Brion D. Umidi
Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com